EXHIBIT 99.1

CONTACT:	ICR, Inc.
Allison Malkin
203-682-8200

MOVADO GROUP, INC. ANNOUNCES THIRD QUARTER
FISCAL 2026 RESULTS

~ Net Sales of $186.1 million, an increase of 3.1% ~

~ Operating Income of $11.7 million and Adjusted Operating Income of $12.6 million ~

~ EPS of $0.42 and Adjusted EPS of $0.45 ~

~ Board Declares Quarterly Dividend of $0.35 Per Share ~

Paramus, NJ – November 25, 2025 -- Movado Group, Inc. (NYSE: MOV) today announced third quarter and nine-month results for the periods ended October 31, 2025.

Fiscal 2026 Third Quarter Highlights

•	Net sales of $186.1 million, an increase of 3.1% from $180.5 million in the third quarter of fiscal 2025;
•	Gross margin of 54.3%, an expansion of 80 basis points compared to 53.5% in the third quarter of fiscal 2025;
•	Operating income of $11.7 million, nearly doubling from $6.0 million in the third quarter of 2025;
•	Adjusted operating income of $12.6 million;
•	Diluted earnings per share of $0.42, doubling from $0.21 in the third quarter of fiscal 2025;
•	Adjusted diluted earnings per share of $0.45; and
•	Ended the quarter with cash of $183.9 million and no debt.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “We are pleased with our third quarter results, delivering a 3% increase in net sales, 80 basis points of expansion in gross margin and a doubling in diluted earnings per share versus the third quarter last year, even as we absorbed material tariff cost increases in the period. We capitalized on the accelerating interest in the fashion watch category among younger consumers, delivering innovative watch and jewelry assortments that were strongly received across our iconic brands, especially in Europe and the United States. We achieved double-digit growth for the Movado brand in our direct-to-consumer channels, while continuing to optimize the brand’s wholesale business, which we expect to return to growth in the fourth quarter.

We ended the quarter with $184 million in cash and no debt, providing a strong foundation to invest in growth initiatives and deliver value to our shareholders. We are pleased to report that our Board has approved a quarterly dividend of $0.35 per share.”

Mr. Grinberg continued, “As we look ahead, we are energized by the innovation we are bringing to this important holiday season and the compelling marketing programs we have implemented to support and elevate our brands. In addition, the recently announced framework trade agreement between the U.S. and Switzerland is expected to reduce our overall U.S. tariff rate on Swiss watches to 15%, which is roughly one-third the rate that the Company has been paying since August. This change, together with the continued dedication and focused execution of our global team, should continue to drive improving results and create new opportunities for growth in both sales and profitability.”

Non-GAAP Items (See attached table for GAAP and Non-GAAP measures)

Third quarter of fiscal 2026 results of operations included a $0.9 million pre-tax charge, or $0.7 million after tax, representing $0.03 per diluted share, in costs related to the internal investigation of conduct within the Company’s Dubai branch that resulted in the restatement of previously issued financial statements. For the first nine months of fiscal 2026, the pre-tax charge was $3.0 million, or $2.3 million after tax, representing $0.10 per diluted share.

First nine months of fiscal 2026 results of operations also included a $1.5 million pre-tax charge, or $1.1 million after tax, representing $0.05 per diluted share, associated with the establishment of a provision for a corporate cost-savings initiative.

Third quarter and first nine months of fiscal 2025 results of operations included a $2.7 million pre-tax charge, or $2.2 million after tax, representing $0.10 per diluted share, associated with the establishment of a provision for a corporate cost-savings initiative.

Third quarter and first nine months of fiscal 2025 results of operations included a $1.5 million after-tax charge, representing $0.06 per diluted share, associated with the tax impact of repatriation of foreign earnings, primarily related to foreign currency gains.

In this press release, references to “adjusted” results exclude the impact of the above charges. Please refer to the attached GAAP and Non-GAAP measures table for a detailed reconciliation of the Company’s reported results to its adjusted, non-GAAP results.

Third Quarter Fiscal 2026 Results (See attached table for GAAP and Non-GAAP measures)

•	Net sales increased 3.1% to $186.1 million, or increased 1.2% on a constant-dollar basis, compared to $180.5 million in the third quarter of fiscal 2025. The increase in net sales reflected an increase in licensed brands and the Company Stores segment, partially offset by a decrease in owned brands. U.S. net sales increased 6.9% as compared to the third quarter of last year. International net sales increased 0.6% (a decrease of 2.5% on a constant dollar basis) as compared to the third quarter of last year.
•	Gross profit was $101.1 million, or 54.3% of net sales, compared to $96.6 million, or 53.5% of net sales in the third quarter of fiscal 2025. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix and increased leverage on certain reduced costs, partially offset by the increased U.S. tariffs and the negative impact of fluctuations in foreign exchange rates.
•	Operating expenses were $89.3 million in the third quarter of fiscal 2026 compared to $90.6 million in the third quarter of fiscal 2025. The decrease in operating expenses reflects lower marketing expenses, partially offset by an increase in performance-based compensation. As a percentage of net sales, operating expenses decreased to 48.0% of net sales from 50.2% in the prior year period primarily due to higher net sales. For the third quarter of fiscal 2026, adjusted operating expenses were $88.5 million, or 47.5% of net sales, as compared to $87.9 million, or 48.7% of net sales in the prior year period.
•	Operating income was $11.7 million compared to $6.0 million in the third quarter of fiscal 2025. Adjusted operating income was $12.6 million in the third quarter of fiscal 2026 as compared to $8.8 million in the prior year period.
•	The Company recorded a tax provision of $3.3 million as compared to a tax provision of $2.4 million in the third quarter of fiscal 2025. Based on adjusted pre-tax income, the adjusted tax provision in the third quarter of fiscal 2026 was $3.5 million, or an adjusted tax rate of 25.2%, as compared to an adjusted tax rate of 14.5% in the third quarter of fiscal 2025.
•	Net income for the third quarter of fiscal 2026 was $9.6 million, or $0.42 per diluted share, compared to net income of $4.8 million, or $0.21 per diluted share, in the third quarter of fiscal 2025. Adjusted net income for the third quarter of fiscal 2026 was $10.2 million, or $0.45 per diluted share as compared to $8.5 million, or $0.37 per diluted share, in the prior year period.

Nine Months Fiscal 2026 Results

•	Net sales for the first nine months of fiscal 2026 increased 1.7% to $479.7 million (a 0.6% increase on a constant-dollar basis) compared to $471.9 million in the first nine months of fiscal 2025. The increase in net sales reflected an increase in licensed brands and, to a lesser extent, the Company Stores segment, partially offset by a decrease in owned brands. U.S. net sales increased 1.5% as compared to the first nine months of last year. International net sales increased 1.8% (flat on a constant-dollar basis) as compared to the first nine months of last year.
•	Gross profit was $260.0 million, or 54.2% of net sales, compared to $254.8 million, or 54.0% of net sales in the first nine months of fiscal 2025. The increase in gross margin percentage was primarily the result of favorable changes in channel and product mix, partially offset by the increased U.S. tariffs and the negative impact of fluctuations in foreign exchange rates.

•	Operating expenses were $243.9 million or 50.9% of net sales, as compared to $244.0 million, or 51.7% of net sales in the first nine months of fiscal 2025. The slight decrease in operating expenses was primarily due to lower marketing expenses, largely offset by higher performance-based compensation. For the first nine months of fiscal 2026, adjusted operating expenses were $239.5 million, or 49.9% of net sales as compared to $241.3 million, or 51.1% of net sales in the prior year period.
•	Operating income was $16.0 million compared to operating income of $10.8 million in the first nine months of fiscal 2025. Adjusted operating income was $20.5 million for the first nine months of fiscal 2026 as compared to $13.5 million in the prior year period.
•	The Company recorded a tax provision of $5.9 million as compared to a tax provision of $5.2 million in the first nine months of fiscal 2025. Based on adjusted pre-tax income, the adjusted tax provision for the first nine months of fiscal 2026 was $6.9 million, or an adjusted tax rate of 28.3%, as compared to an adjusted tax rate of 23.2% in the first nine months of fiscal 2025.
•	Net income was $14.0 million, or $0.62 per diluted share, compared to net income of $10.3 million, or $0.46 per diluted share, in the first nine months of last year. Adjusted net income for the first nine months of fiscal 2026 was $17.4 million, or $0.77 per diluted share as compared to $13.9 million, or $0.62 per diluted share, in the prior year period.

Quarterly Dividend and Share Repurchase Program

The Company also announced that on November 25, 2025, the Board of Directors approved the payment on December 22, 2025 of a cash dividend in the amount of $0.35 for each share of the Company’s outstanding common stock and class A common stock held by shareholders of record as of the close of business on December 8, 2025.

During the first nine months of fiscal 2026, the Company repurchased approximately 100,000 shares under its December 5, 2024 share repurchase program. As of October 31, 2025, the Company had $48.4 million remaining available under the share repurchase program.

Fiscal 2026 Outlook

Given the current economic uncertainty and the unpredictable impact of tariff developments on the Company’s business, the Company is not providing fiscal 2026 outlook.

Conference Call

The Company’s management will host a conference call and audio webcast to discuss its results today, November 25, 2025 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784. Additionally, a live webcast of the call can be accessed at www.movadogroup.com. The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call. Additionally, a telephonic replay of the call will be available from 1:00 p.m. ET on November 25, 2025 until 11:59 p.m. ET on December 9, 2025 and can be accessed by dialing (844) 512-2921 and entering replay number 13757189.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, CALVIN KLEIN®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, and LACOSTE®, watches, and, to a lesser extent jewelry and other accessories, and operates Movado Company Stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted operating expenses, adjusted operating income, adjusted pre-tax income, adjusted tax provision, adjusted net income and adjusted diluted earnings per share, which are operating expenses, operating income, pre-tax income, tax provision, net income and diluted earnings per share, respectively, under GAAP, adjusted to eliminate costs due to the investigation referred to above, establishment of a provision for a cost-savings initiative and repatriation of foreign earnings. The Company believes the adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same U.S. dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to the Company’s ability to implement and maintain effective internal control over financial reporting in the future, plans to remediate the material weakness with respect to the Company’s internal control over financial reporting and disclosure controls and procedures, general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, including inflation, elevated interest rates, increased commodity prices and tightness in the labor market, trends in consumer debt levels and bad debt write-offs, general uncertainty related to geopolitical concerns, the increase in tariffs and other trade barriers, the impact of international hostilities, including the Russian invasion of Ukraine and war in the Middle East, on global markets, economies and consumer spending, on energy and shipping costs, and on the Company’s supply chain and suppliers, supply disruptions, delivery delays and increased shipping costs, defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, evolving stakeholder expectations and emerging complex laws on environmental, social, and governance matters, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, including price increases to offset increased costs, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets, risks associated with the Company’s minority investments in early-stage growth companies and venture capital funds that invest in such companies, the continuation of the Company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation and administrative proceedings, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, complex and quickly-evolving regulations regarding privacy and data protection, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business internationally, including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and impacts of currency exchange rate fluctuations and the success of hedging strategies related thereto, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward-looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,

	2025	2024	2025	2024
		(As Restated)		(As Restated)
Net sales	$186,132	$180,524	$479,730	$471,903

Cost of sales	85,076	83,894	219,759	217,101

Gross profit	101,056	96,630	259,971	254,802

Total operating expenses	89,331	90,597	243,948	244,009

Operating income	11,725	6,033	16,023	10,793

Non-operating income/(expense):
Other income, net	1,347	1,522	4,309	5,571
Interest expense	(136)	(144)	(357)	(372)

Income before income taxes	12,936	7,411	19,975	15,992

Provision for income taxes	3,275	2,365	5,896	5,241

Net income	9,661	5,046	14,079	10,751

Less: Net income attributable to noncontrolling interests	78	219	90	440

Net income attributable to Movado Group, Inc.	$9,583	$4,827	$13,989	$10,311

Diluted Income Per Share Information
Net income per share attributable to Movado Group, Inc.	$0.42	$0.21	$0.62	$0.46

Weighted diluted average shares outstanding	22,731	22,559	22,497	22,627

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except for percentage data)

(Unaudited)

	Three Months Ended
	October 31,		% Change

	2025	2024
		(As Restated)
Total net sales, as reported	$186,132	$180,524	3.1%

Total net sales, constant dollar basis	$182,726	$180,524	1.2%

	Nine Months Ended
	October 31,		% Change

	2025	2024
		(As Restated)
Total net sales, as reported	$479,730	$471,903	1.7%

Total net sales, constant dollar basis	$474,934	$471,903	0.6%

MOVADO GROUP, INC.

GAAP AND NON-GAAP MEASURES

(In thousands, except per share data)

(Unaudited)

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/ (Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended October 31, 2025
As Reported (GAAP)	$186,132	$101,056	$89,331	$11,725	$12,936	$3,275	$9,583	$0.42
Costs related to the Dubai matter (1)	—	—	(855)	855	855	199	656	0.03
Adjusted Results (Non-GAAP)	$186,132	$101,056	$88,476	$12,580	$13,791	$3,474	$10,239	$0.45

Three Months Ended October 31, 2024 (As Restated)
As Reported (GAAP)	$180,524	$96,630	$90,597	$6,033	$7,411	$2,365	$4,827	$0.21
Cost-Savings Initiative (2)	—	—	(2,735)	2,735	2,735	561	2,174	0.10
Repatriation of Foreign Earnings (3)	—	—	—	—	—	(1,458)	1,458	0.06
Adjusted Results (Non-GAAP)	$180,524	$96,630	$87,862	$8,768	$10,146	$1,468	$8,459	$0.37

	Net Sales	Gross Profit	Total Operating Expenses	Operating Income	Pre-tax Income	Provision/ (Benefit) for Income Taxes	Net Income Attributable to Movado Group, Inc.	Diluted EPS
Nine Months Ended October 31, 2025
As Reported (GAAP)	$479,730	$259,971	$243,948	$16,023	$19,975	$5,896	$13,989	$0.62
Costs related to the Dubai matter (1)	—	—	(2,991)	2,991	2,991	714	2,277	0.10
Cost-Savings Initiative (2)	—	—	(1,451)	1,451	1,451	309	1,142	0.05
Adjusted Results (Non-GAAP)	$479,730	$259,971	$239,506	$20,465	$24,417	$6,919	$17,408	$0.77

Nine Months Ended October 31, 2024 (As Restated)
As Reported (GAAP)	$471,903	$254,802	$244,009	$10,793	$15,992	$5,241	$10,311	$0.46
Cost-Savings Initiative (2)	—	—	(2,735)	2,735	2,735	561	2,174	0.10
Repatriation of Foreign Earnings (3)	—	—	—	—	—	(1,458)	1,458	0.06
Adjusted Results (Non-GAAP)	$471,903	$254,802	$241,274	$13,528	$18,727	$4,344	$13,943	$0.62

(1)	Costs related to the investigation of allegations of misconduct within the Dubai branch of the Company's Swiss subsidiary that resulted in a restatement of previously issued financial statements.
(2)	Related to the establishment of a provision for a corporate cost-savings initiative.
(3)	Tax impact of repatriation of foreign earnings, primarily related to foreign currency gains.

MOVADO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31,	January 31,	October 31,
	2025	2025	2024
			(As Restated)
ASSETS

Cash and cash equivalents	$183,876	$208,501	$181,548
Trade receivables, net	118,311	93,382	113,853
Inventories	196,911	156,738	176,137
Other current assets	18,936	21,786	22,625
Income taxes receivable	3,981	9,534	7,300
Total current assets	522,015	489,941	501,463

Property, plant and equipment, net	18,215	19,920	20,480
Operating lease right-of-use assets	72,516	86,009	88,892
Deferred and non-current income taxes	43,278	41,330	43,767
Other intangibles, net	4,456	5,537	6,192
Other non-current assets	91,419	86,494	86,358
Total assets	$751,899	$729,231	$747,152

LIABILITIES AND EQUITY

Accounts payable	$27,149	$34,312	$29,429
Accrued liabilities	64,148	42,610	50,495
Accrued payroll and benefits	15,773	7,840	9,916
Current operating lease liabilities	20,186	19,263	18,851
Income taxes payable	1,443	8,935	6,985
Total current liabilities	128,699	112,960	115,676

Deferred and non-current income taxes payable	1,082	1,008	1,188
Non-current operating lease liabilities	62,884	75,508	79,410
Other non-current liabilities	59,345	56,176	57,028

Shareholders' equity	497,454	481,329	491,263

Noncontrolling interest	2,435	2,250	2,587
Total equity	499,889	483,579	493,850

Total liabilities and equity	$751,899	$729,231	$747,152

MOVADO GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	October 31
	2025	2024
		(As Restated)
Cash flows from operating activities:
Net income	$14,079	$10,751
Depreciation and amortization	7,039	6,960
Other non-cash adjustments	9,525	7,860
Changes in working capital	(30,719)	(63,014)
Changes in non-current assets and liabilities	1,342	(3,184)
Net cash provided by/(used in) operating activities	1,266	(40,627)

Cash flows from investing activities:
Capital expenditures	(3,512)	(6,368)
Long-term investments	(2,727)	(5,467)
Trademarks and other intangibles	(58)	(86)
Net cash used in investing activities	(6,297)	(11,921)

Cash flows from financing activities:
Dividends paid	(23,306)	(23,319)
Stock repurchases	(1,594)	(2,628)
Stock awards and options exercised and other changes	(474)	(1,101)
Net cash used in financing activities	(25,374)	(27,048)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	5,875	(917)
Net change in cash, cash equivalents, and restricted cash	(24,530)	(80,513)
Cash, cash equivalents, and restricted cash at beginning of period	209,214	262,814

Cash, cash equivalents, and restricted cash at end of period	$184,684	$182,301

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$183,876	$181,548
Restricted cash included in other non-current assets	808	753
Cash, cash equivalents, and restricted cash	$184,684	$182,301